Exhibit 10.05

RATIFICATION AND GUARANTY RELATING TO
THE SERVICE CONTRACT OF MR MATTHEW EMMENS

1.           Interpretation

1.1         In this Ratification and Guaranty:

“Agreement” means the amended and restated employment agreement relating to the employment of Matthew Emmens as Chairman of the Board of Directors and Chief Executive of Shire Executive Services Inc., Chief Executive Officer of Shire plc and Chairman of the Board of Directors of Shire US Inc., made between Shire Executive Services Inc. and Matthew Emmens and dated 12th March 2004, as amended from time to time;

“Second Amendment Agreement” means the agreement of even date with this Ratification and Guaranty between Shire Executive Services Inc. and Matthew Emmens pursuant to which certain provisions of the Agreement are amended; and

“Effective Date” means the date upon which the Second Amendment Agreement becomes effective in accordance with its terms.

1.2         Unless expressly stated otherwise, all other defined terms in this Ratification and Guaranty shall have the same meaning as is given to them in the Agreement.

2.           Ratification and Guaranty

Shire Limited and Shire US Inc. (each a “Guarantor”) hereby confirm and ratify the Agreement and, with effect from the Effective Date, agree (i) to the provisions thereof and (ii) to be bound by such provisions.  For value received and to replace the ratification and guaranty given by Shire plc and Shire US Inc. in respect of the Agreement, with effect from the Effective Date, each Guarantor jointly and severally hereby irrevocably guarantees to the Executive the prompt performance and payment of all obligations of the Company to the Executive under the Agreement. This is a guarantee of performance and payment and not of collection.  The obligations of each Guarantor under this guarantee shall not be affected or impaired by reason of the happening from time to time of any of the following with respect to the Agreement: (i) the waiver by the Executive or the Company of the performance or observance of any provision of the Agreement; (ii) the modification or amendment (whether material or otherwise) of any of the obligations of the Company or the Executive under the Agreement; (iii) any failure, omission or delay on the part of the Executive to enforce, assert or exercise any right conferred on the Executive in the Agreement or otherwise; or (iv) any bankruptcy, insolvency or reorganization of, any arrangement or assignment for benefit of creditors by, or any trusteeship with respect to, the Company or any of its assets.  Each Guarantor specifically agrees to be subject to the arbitration and dispute resolution procedures set forth in Section 15.6 of the Agreement and to the jurisdiction of the state and federal courts in the State of New York, agrees to be bound by an arbitrator’s determinations in any arbitration by the Company and the Executive, agrees not to assert arguments of forum non conveniens and agrees that service upon it may be made by registered mail, return receipt requested. Each Guarantor shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all its business, assets or stock to expressly assume this guarantee in writing delivered to the Executive and to fulfil the obligations hereunder as if no succession had taken place. Notwithstanding anything herein to the contrary, the obligations of Shire Limited under this Ratification and Guaranty shall not apply to any extent satisfaction of such obligations would violate the laws of Jersey.

SHIRE LIMITED

By:	/s/ Matthew Emmens
Name:
Title:

Dated: May 20, 2008

SHIRE US INC.

By:	/s/ Scott Applebaum
Name:
Title:

Dated: May 20, 2008